OCEAN POWER TECHNOLOGIES, INC.

and

GEORGE H. KIRBY III

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) to that certain Employment Agreement (identified below) is made this 12th day of July, 2018 (the “Effective Date”) by and between Ocean Power Technologies, Inc. (the “Company”) and George H. Kirby III (the “Executive”), each a party and collectively the parties.

WHEREAS, on December 29, 2014, the Company and the Executive signed an Employment Agreement (the “Agreement”) under which the Company agreed to hire the Executive and the Executive agreed to serve as the Company’s President and Chief Executive Officer;

WHEREAS, under the terms of the Agreement, the Executive began providing services as the Company’s President and Chief Executive Officer on January 20, 2015, and thereafter the Executive continued and still continues to provide services as the Company’s President and Chief Executive Officer through the Effective Date of this Amendment; and

WHEREAS, under the terms of this Amendment, the Company and the Executive agree to amend the terms of the Agreement as of the Effective Date set forth below.

NOW, THEREFORE, the parties hereby agree to the following:

1.	Recitals

The representations and statements contained in the foregoing recital paragraphs are accurate and complete, and they can be relied upon by the parties.

2.	Definitions

Each capitalized term used in this Amendment and not otherwise defined herein shall have the same meaning assigned to such term in the Agreement.

3.	Change in Severance Payment after a Change in Control

The parties agree to replace Section 7(c) of the Agreement in its entirety with the following:

“If a Change in Control (as defined in Section 8(b) of the Agreement) occurs and Executive is terminated pursuant to Section 6(b)(3) or terminates this Agreement during the Employment Period pursuant to Section 6(c)(1) within 90 days after such occurrence, then the Company will pay the Executive severance in the amount of two (2) years of Base Salary in a lump sum within 30 days after the Termination Date subject to all applicable withholding.”

4.	No Other Changes

The parties agree that, except for the changes agreed to in this Amendment, no other changes to the Agreement are being made, and the parties further agree that the Agreement as modified by this Amendment shall continue in full force and effect.

5.	Execution

This Amendment may be, but is not required to be, (i) executed in any number of counterparts all of which taken together shall be deemed to constitute one and the same agreement, and (ii) executed, accepted, and/or delivered electronically and/or by facsimile.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be duly executed and effective as of the Effective Date hereinabove written.

For the Company:	For the Executive:

/s/ Terence J. Cryan	/s/ George H. Kirby III
Terence J. Cryan	George H. Kirby III
Chair of the Board of Directors
Ocean Power Technologies, Inc.